SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C.  20549




                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934




Date  of  Report  (Date  of  earliest  event  reported)    March  31,  2003


                             TRI-VALLEY CORPORATION
                             ----------------------
          (Exact  name  of  registrant  as  specified  in  its  charter)


             DELAWARE                         0-6119             84-0617433
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(State  or  other  jurisdiction                (Commission       (IRS  Employer
    of  incorporation)                       File  Number)   Identification no.)


 5555  Business  Park  South,  Suite  200,  Bakersfield,  CA  93309
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   (Address  of  principal  executive  office)              (Zip  code)



Registrant's  telephone  number,  including  area  code:  (661)  864-0500
                                                 -----------------------------


ITEM  7  FINANCIAL  STATEMENTS  AND  EXHIBITS
-------

(c)     Exhibits

99.1  Press  Release  dated  March  31,  2003
BAKERSFIELD, CA, MARCH 31 2003 -- Tri-Valley Corporation (OTC BB: TRIL) announced today financial results for the fourth quarter and twelve months ended December 31, 2002.

For the fourth quarter 2002, total revenue increased 26% to $1.3 million from $467,671 in the 2001 fourth quarter, primarily reflecting turnkey drilling activity and increased natural gas prices. Net income was $321,976, or $0.02 per share, compared with a net loss of $262,263, or $0.01 per common share, in the same 2001 quarter.

For the year ended December 31, 2002, total revenue jumped 295% to $6.3 million from $2.1 million in the prior-year period, reflecting strong oil and gas prices and increased sales of drilling prospects. Net income was $769,130, or $0.04 per common share, compared with a net loss of $117,975, or $0.00, in the same 2001 period. Shareholder equity advanced 357% to $1,262,306 from $353,776 in 2001.

As of year-end 2002, the Company benefited from higher gas prices, in which its reserves declined to 1.5 billion cubic feet (bcf), gaining in worth with a value of $2.2 million, from 1.7 bcf of natural gas worth $1.0 million at lower prices in 2001.

"Tri-Valley's strong revenues, profitability and gains in shareholder equity clearly demonstrate the soundness and effectiveness of our vision and strategy," stated F. Lynn Blystone, Tri-Valley's President and Chief Executive Officer. "We look for large targets where discovery success can generate multiple increases in our share price and exceptionally reward our drilling partners who are all high net worth individuals. Moreover, the Bakersfield area is home to numerous giant fields -- and our proprietary data indicates the potential for many more opportunities."

In 2002, Tri-Valley began conducting what it believes is the largest, highest upside oil and gas exploration opportunity currently available to private investors in the United States, which increased costs and expenses. Comprised of 26 large prospects with an aggregate potential estimated in the range of 6 billion barrels of oil equivalent (BOE), the program has 23 targets around the Company's Bakersfield, California headquarters and three targets in Nevada's Railroad Valley, 50 miles southwest of Ely.

Tri-Valley has already acquired approximately 65,000 acres covering prospect inventory. Four of the prospects have been drilled, resulting in two dry holes and two very large discoveries of oil and gas in tight formations, which require additional work to obtain commercial flow rates.

Blystone continued, "In America, the responsibility for replacing the oil and gas reserves of the nation is left to the private sector, and in many cases, individual investors. The government provides substantial tax benefits to encourage investors, and Tri-Valley has designed a program with bonanza potential to do its share.

"We intend to demonstrate that we can reverse the dependency on foreign oil sources and reward all parties in the process. While we will inevitably drill some dry holes in the process, we believe we will find huge discoveries for the benefit of consumers, our shareholders and drilling partners."

Blystone concluded, "Tri-Valley's market capitalization has grown more than 40 times over the past seven years -- through the toughest times of both the stock market and the petroleum industry. We strongly believe that the Company's big exploration program positions us for even greater growth in a shorter period of time."

TRI-VALLEY CORPORATION, headquartered in the capital of one of the premier oil provinces in the Western Hemisphere, acquires and develops prospective and producing petroleum and gas, mineral properties and interests. TRIL accomplishes this mission through its wholly owned subsidiaries; Tri-Valley Oil & Gas Co. (TVOG), a gas, oil and gold exploration and production company, and Tri-Valley Power Corporation (TVPC), which converts part of TVOG's gas production into electricity for sale to industrial end users. Tri-Valley Corporation stock is also traded in Europe on the Berlin Stock Exchange under the symbol "TVC WKN 911919." For more information, visit the Company's website at www.tri-valleycorp.com.
    ----------------------

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS, EVENTS AND PERFORMANCE COULD VARY MATERIALLY FROM THOSE CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS WHICH INCLUDES SUCH WORDS AND PHRASES AS EXPLORATORY, WILDCAT, PROSPECT, SPECULATES, UNPROVED, PROSPECTIVE, VERY LARGE, EXPECT, POTENTIAL, ETC. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS, EVENTS AND PERFORMANCE TO DIFFER MATERIALLY ARE RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2002, AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001.





                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             TRI-VALLEY CORPORATION





March  31,  2003                /s/  Thomas  J.  Cunningham
                                ---------------------------
                              Thomas  J.  Cunningham
                              Chief  Financial  Officer